Exhibit 99.1

FOR IMMEDIATE RELEASE

MQ ASSOCIATES, INC. AND MEDQUEST, INC. ANNOUNCE COMMENCEMENT OF CONSENT SOLICITATIONS

Alpharetta, Georgia, July 29, 2005 — MQ Associates, Inc. (“MQ Associates”) and MedQuest, Inc. (“MedQuest” and, together with MQ Associates, the “Company”) today announced that they have commenced consent solicitations to seek certain amendments to (i) the outstanding 12 1/4% Senior Discount Notes due 2012 of MQ Associates (the “12¼% Notes”) and the related indenture dated as of August 24, 2004, and (ii) the outstanding 11 7/8% Senior Subordinated Notes due 2012 (the “11 7/8% Notes” and, together with the 12 1/4% Notes, the “Notes”) of MedQuest and the related indenture dated as of August 15, 2002.

As previously disclosed, the Company was unable to timely file with the Securities and Exchange Commission (“SEC”) its Annual Report for the fiscal year ending December 31, 2004 and its Quarterly Report for the quarter ending March 31, 2005.  As a result, the Company is soliciting noteholders for their consent to proposed amendments to the indentures governing the 12 1/4% Notes and the 11 7/8% Notes that would, among other things, suspend until December 31, 2005 (the “Waiver Expiration Date”) the Company’s obligations to comply with the financial reporting and related delivery covenants in the indentures governing the Notes.  Each noteholder that consents will also be waiving all defaults in connection with the Company’s failure to comply with the financial reporting and related delivery covenants and any and all rights to cause the principal of, and accrued interest on, the Notes to be immediately due and payable as a result of such defaults.  The record date for the consent solicitations is July 29, 2005.

In consideration for noteholders’ consents, and provided that the consent solicitations are consummated, MQ Associates and MedQuest, as applicable, will pay to each record holder who consents prior to the expiration of the consent solicitations and does not withdraw such consent, a consent fee in cash equal to (i) $1.75 for each $1,000 principal amount at maturity of the 12 1/4% Notes for which consents are validly given, and (ii) $2.50 for each $1,000 principal amount of 11 7/8% Notes for which consents are validly given (the “Consent Fee”).  In addition, if the consent solicitations are consummated, the Company will pay to each record holder of Notes as of the close of business, New York City time, on each of October 1, 2005 and January 1, 2006 (and quarterly thereafter, if applicable), a cash interest amount (the “Additional Interest Payment”) which will accrue from July 1, 2005 to (but not including) the earlier of (i) the date that the Company has filed with the SEC its Annual Report for the year ended December 31, 2004 and all other past due periodic reports required to be filed (the “Restatement Date”), and (ii) if the Restatement Date has not occurred by the Waiver Expiration Date, the date that the Company receives a notice of default under the indenture governing either series of Notes from the applicable trustee or the holders of 25% of such series of Notes.  The Additional Interest Payment will accrue at a rate of 1.00% per annum on the accreted value of the 12 1/4% Notes (as of the end of the most recently completed fiscal quarter) and the principal amount of the 11 7/8% Notes, and will be paid quarterly in arrears on (i) October 15, 2005 (for the quarter ended September 30, 2005) to the registered holders of Notes as of the close of business on October 1, 2005, (ii) January 15, 2006 (for the quarter ended December 31, 2005) to the registered holders of Notes as of the close of business on January 1, 2006 and (iii) on the 15th day of the month following the end of each subsequent calendar quarter to the registered holders of Notes as of the close of business on the first day immediately following the end of such quarter.

The proposed amendments to the indentures and waivers of defaults will be conditioned upon, among other things, the payment of the Consent Fee to all consenting holders, and receipt by MQ Associates of at least $20 million in the aggregate, in cash, as consideration for the sale to affiliates of J.P. Morgan Partners LLC and certain other existing direct and indirect stockholders of MQ Associates and their respective transferees, successors and assigns (collectively, the “Equity Investors”) of shares of qualified capital stock of MQ Associates pursuant to a purchase agreement to be entered into between MQ Associates and the Equity Investors (the “Additional Equity Investment”).  Certain of the Equity Investors have represented to MQ Associates that they intend to make the Additional Equity Investment upon satisfaction of the other conditions to the consent solicitations.

Pursuant to the terms of the indentures governing each series of Notes, the proposed amendments may be made with the approval of (i) holders of a majority of the aggregate principal amount at maturity of the 12 1/4% Notes that are outstanding and (ii) holders of a majority of the aggregate principal amount of the 11 7/8% Notes that are outstanding (the “Requisite Consents”).  MQ Associates (in the case of the 12 1/4% Notes) and MedQuest (in the case of the 11 7/8% Notes) and the trustee for each series of Notes intend to execute supplemental indentures with respect to the respective indentures governing the 12 1/4% Notes and the 11 7/8% Notes (the “Supplemental Indentures”) as soon as the Requisite Consents for such series of Notes have been received.  The Company has been advised by legal representatives of the members of an ad hoc committee of holders of the Notes, who collectively hold more than a majority of the aggregate principal amount at maturity of each series of Notes, that such ad hoc committee members intend to deliver their consents in these consent solicitations.  However, there can be no assurance that the Company will be successful in consummating the consent solicitations on the terms described in the consent solicitation statement or on any terms at all.

The consent solicitations will expire at 5:00 p.m., New York City time, on Friday, August 12, 2005, unless extended with respect to either series of Notes.  The Company will announce any extensions by press release no later than 9:00 a.m., New York City time, the day after expiration of the consent solicitation for that series of Notes. Noteholders may tender their consents to the Company at any time before the expiration date, but upon receipt by the Company of the Requisite Consents and the execution of the Supplemental Indentures, those consents may not be revoked.

The consent solicitations are subject to certain other conditions and present certain risks for holders who consent, as set forth more fully in the consent solicitation statement and accompanying letter of consent and release. These documents contain important information, and holders should read them carefully before making any decision.

The Company has retained Global Bondholder Services Corporation to serve as the tabulation agent and information agent.

Copies of the consent solicitation statement and related documents may be obtained at no charge by contacting the information agent by telephone at (866) 952-2200 (toll–free) or (212) 430-3774, or in writing at 65 Broadway – Suite 704, New York, NY 10006, Attention: Corporate Actions.  Questions regarding the consent solicitations may be directed to the information agent at the same telephone numbers and address.

This announcement is not a solicitation of consents with respect to any Notes.  The solicitations are being made solely by the consent solicitation statement.  The consent solicitations are not being made to, nor will letters of consent and release be accepted from or on behalf of, holders in any jurisdiction in which the making of the consent solicitations or the acceptance of such letters of consent and release would not be in compliance with the laws of such jurisdiction.

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ABOUT MQ ASSOCIATES, INC. AND MEDQUEST, INC.  –  MQ Associates is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest.  MedQuest is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  As of June 30, 2005, MedQuest operated a network of ninety-six centers in thirteen states located primarily throughout the southeastern and southwestern United States.

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This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding the Company’s future growth and profitability, growth strategy and trends in the industry in which it operates.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions.  The Company can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are the results of the previously announced investigation by the U.S. Attorney’s Office, the previously announced inquiry by the SEC or any other future action taken by the SEC or the U.S. Attorney’s Office, uncertainty concerning the amount and timing of patient receivable and other writedowns, the ultimate findings of the Audit Committee’s review (including any new information or additional issues that may arise during the course of such review), the ability of the Company to negotiate additional extensions of the limited waiver and/or obtain permanent waiver under, and amendment to, its senior credit facility, the reaction of the Company’s other creditors, customers and suppliers to the matters discussed in this report, general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for the Company’s services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect the Company’s ability to do business, actions of its competitors, introduction of new technologies, risks associated with its acquisition strategy and integration costs, and the additional factors and risks contained in its Registration Statement on Form S-4 declared effective on October 14, 2004 as well as other periodic reports filed with the SEC.

Contact:	John Haggerty
Interim Chief Financial Officer
MQ Associates, Inc.
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101